Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-236019) on Form S-8 and Registration Statement (No. 333-258971) on Form S-3 of Velocity Financial, Inc. of our reports dated March 14, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Velocity Financial, Inc., appearing in this Annual Report on Form 10-K of Velocity Financial, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Los Angeles, CA

March 14, 2022